EXHIBIT 11

LONE STAR INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Computation of Earnings Per Common Share (Unaudited)
(In Thousands Except Per Share Amounts)


                                  For the Three Months      For the Six Months
                                     Ended June 30,            Ended June 30,
                                    1996        1995        1996          1995

PER SHARE OF COMMON STOCK - PRIMARY

Net income                          $ 17,263   $ 12,133    $ 13,987     $ 7,051
Net interest expense reduction (1)       136        558         524       1,172
Net income applicable to
  common stock                      $ 17,399   $ 12,691    $ 14,511     $ 8,223

Weighted average shares outstanding
  during period                       11,427     12,071      11,451      12,069
 Options and warrants in excess of
   20% limit (1)                       2,346      2,227       2,347       2,227
Weighted average shares outstanding
  during period                       13,773     14,298      13,798      14,296

 Net income per common share        $   1.26   $   0.89    $   1.05     $  0.58


PER SHARE OF COMMON STOCK ASSUMING
  FULL DILUTION

Net income                          $ 17,263   $ 12,133    $ 13,987     $ 7,051
 Plus: Net interest expense
   reduction (1)                         135        537         270       1,072
Net income applicable to common
 stock                              $ 17,398   $ 12,670    $ 14,257     $ 8,123


Weighted average shares outstanding
  during period                       11,427     12,071      11,451      12,069
Options and warrants in excess of
  20% limit (1)                        2,346      2,227       2,347       2,227

Fully diluted shares outstanding      13,773     14,298      13,798      14,296

Net income per common share assuming
  full dilution                     $   1.26   $   0.89    $   1.03     $  0.57


(1)	Due to the fact that the Company's aggregate number of common stock equivalents is in excess of 20% of its outstanding common stock, fully diluted earnings per share has been calculated using the modified treasury stock method for the three and six months ended June 30, 1996 and 1995.